Exhibit 10.11(h)

Contract Amendment No. 7

to the

Development and Supply Agreement

by and between

ViewRay Incorporated

with its registered seat in Oakwood Village, OH, USA

-hereinafter referred to as "ViewRay"-

and

Siemens Healthcare GmbH

with its registered seat in Munich

-hereinafter referred to as "Siemens"-

-ViewRay and Siemens hereinafter referred to individually as "Party" or collectively as "Parties"-

Preamble

Whereas, Siemens AG and ViewRay Incorporated have signed a Development and Supply Agreement on May 29, 2008 as amended by 6 Amendments (the "Development and Supply Agreement") according to which they have collaborated in the development of combining MR imaging and Gamma Radio Therapy.

Whereas, Siemens AG has transferred all its assets related to Healthcare to Siemens Healthcare GmbH and thus the Development and Supply Agreement has been transferred from Siemens AG to Siemens Healthcare GmbH as well. ViewRay has given its consent to such transfer.

Whereas, according to Annex 3 of the Appendix 2 (Supply Agreement) to the Development and Supply Agreements the Parties agreed to agree on the consent of the service agreement at a later point in time.

Whereas, the Parties are now interested in concluding the service agreement. The Parties are also interested in further describing the process for warranty returns according to Section 7.1 of Appendix 2 to the Development and Supply Agreement and the rights regarding the product software embedded in the COMPONENTS.

Now therefore, the Parties agree as follows:

1.	Annex 3 of Appendix 2 shall be replaced by the Annex attached to this Amendment.

2.	A reference to the OEM Supply Agreement in Annex 3 of Appendix 2 shall be a reference to Appendix 2 (Supply Agreement) of the Development and Supply Agreement.

3.

The warranty returns process according Section 7.1 of Appendix 2 to the Development and Supply Agreement shall be as follows and thus Section 7.1 of Appendix 2 to the Development and Supply Agreement shall be replaced with the following:

7.1 SELLER assumes liability for defects of the COMPONENTS including the lack of assured characteristics as follows:

If BUYER detects a defect, BUYER shall notify SELLER in writing without unreasonable delay, send back the defective COMPONENT to SELLER at his own costs and order a new COMPONENT. Upon receipt of the COMPONENT, SELLER will analyze the COMPONENT without unreasonable delay of receipt to determine whether or not the COMPONENT has a defect for which SELLER is liable according to this SUPPLY AGREEMENT, and in case of a defect for which SELLER is liable, SELLER will provide BUYER with a respective credit notice, which credit notice will include the shipping costs incurred by BUYER in sending back the defective COMPONENT to SELLER. If the SELLER determines in good faith that the defect in the COMPONENT is not one that SELLER is liable for, the BUYER and SELLER will come to a mutual satisfactory agreement regarding the supply of a replacement COMPONENT by the SELLER.

4.	For ordering of spare parts Annex 3 of Appendix 2 shall apply. In case of conflicts between Annex

3 of Appendix 2 and Appendix 2, Annex 3 of Appendix 2 shall prevail.

5.	For the product software embedded in the COMPONENTS the following shall apply:

With respect to the product software, including any relating documentation, BUYER shall have the right to (a) transfer the software and relating documentation to third parties only in connection with the respective COMPONENTS and (b) grant to them a non-exclusive right to use such software in machine-readable object code form and the relating documentation only in connection with the COMPONENTS and as specified in the operation documentation.

For the avoidance of doubt, for service software embedded in the COMPONENTS Exhibit 1 (General Terms and Conditions for use of Service Software) of Annex 3 of Appendix 3 (Supply Agreement) shall apply.

6.	Unless otherwise agreed herein all other terms of the Development and Supply Agreement shall remain unaffected.

[SIGNATURE PAGE FOLLOWS]

ViewRay Incorporated

Place: Mountain View, California USA

Date: November 19, 2015

Name:                                       Name:

Title: Chief Operating OfficerTitle: Sr. Dir. - Service

Siemens Healthcare GmbH

Place: Erlangen, DE

Date: October 16, 2015

Name:                                         Name:

Title: VP Customer Services      Title: Director of Finance, Magnetic Resonance

Annex 3 - Service

to the SUPPLY AGREEMENT dated May 29, 2008

between ViewRay Inc. and Siemens Healthcare GmbH

General

"Affiliate" shall mean a corporation, company or other entity, now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with Siemens Healthcare GmbH, but such corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists. For purposes of this definition "control" of a corporation, company or other entity shall mean to have, directly or indirectly, the power to direct or cause the direction of the management and policies of a corporation, company or other entity, whether (i) through the ownership of voting securities providing for the right to elect or appoint, directly or indirectly, the majority of the board of directors, or a similar managing authority, (ii) by contract or (iii) otherwise.

Service concept

1.1 Service implementation

ViewRay shall be responsible for the service and performance of the service on the COMPONENTS purchased within the scope of this contract. For this purpose, SIEMENS Healthcare (Siemens

Healthcare GmbH and/or its Affiliates as further specified in this Annex 3) shall provide ViewRay with reasonably required documentation, information, training and hotline support, etc., and shall supply the spare parts and auxiliary tools until end of support of the COMPONENTS as announced by

SIEMENS Healthcare, which announcement of end of support shall be in accordance with the term of the Supply Agreement.

This Annex 3 is intended to be basis for individual agreements between ViewRay or its Certified

Service Organizations and local SIEMENS Healthcare service organizations. Thus ViewRay or its Certified Service Organizations and the respective local Siemens Affiliate may use this Annex 3 as basis for purchasing of services by ViewRay or its Certified Service Organizations from the respective local Siemens Affiliate. Where necessary, ViewRay or its Certified Service Organizations and the respective Siemens Affiliate may conclude adoption agreements to further specify local requirements. For the avoidance of doubt, any agreement concluded between ViewRay or its Certified Service Organizations and a Siemens Affiliate shall only obligate the respective parties to that agreement and shall not be applicable to any other ViewRay entity or Siemens entity. The use of Service Software is always subject to the terms described herein.

1.2 Communication channels

Exchanges of information relating to this Annex 3 shall take place only between ViewRay and SIEMENS Healthcare central service departments based on the list of contact persons provided in section 8.

2 Service documentation

2.1 Existing documentation

SIEMENS Healthcare shall provide ViewRay with the service documentation (i.e. Troubleshooting guide, Replacement of Parts, Installation, Maintenance and Disposal Instructions), available and released by SIEMENS Healthcare at the time when ViewRay requests such documentation. The documentation shall be supplied in electronic form and, if available only in paper form, as a single paper copy. The documentation shall be treated confidential as further described in Section 3.5 below.

2.2 Rights to the documentation

SIEMENS Healthcare shall have and retain all rights to the documentation and all modifications, adaptations and extensions. SIEMENS Healthcare grants ViewRay the non-exclusive, nontransferable, non-sublicensable right to use the documentation and all modifications, adaptations and extensions to the extent necessary to ensure the implementation of the OEM Supply Agreement.

3 Service training

The Siemens Healthcare Training Center offers ViewRay's or ViewRay's Certified Service

Organizations' employees and/or consultants service training for products, which utilize the

COMPONENTS delivered to ViewRay. ViewRay or its Certified Service Organizations can book the training courses via the local Siemens Affiliate (at the respective Healthcare service organization).

The training prices current at SIEMENS Healthcare at the time the course is booked shall apply unless otherwise agreed in writing between the local Siemens Healthcare service organization and ViewRay or its Certified Service Organization.

3.1 Standard courses

Standard courses are courses from the Training Center course catalogue. Either individual employees or consultants of ViewRay or ViewRay's Certified Service Organizations' employees or consultants can participate in the dates offered.

3.2 Training conditions

The version of "Terms and Conditions of Training" applicable on the date of registration can be downloaded from https://training.healthcare.siemens.com/static.jsp?load=about%2Fagb&L=EN.

3.3 Requirements for participation

Courses are offered in modular form and build on each other. If requirements are defined for specific courses in the course catalog, ViewRay must ensure that these are fulfilled by its participants. The training courses are conducted in English. ViewRay is responsible for ensuring that its participants have an adequate knowledge of the language.

If specific safety training is required by laws or regulations at the place where the service engineers are subsequently deployed, ViewRay is responsible for ensuring that its employees attend these courses run by suitably qualified training providers. The Siemens Healthcare Training Center monitors only the safety-related qualifications necessary for participation in its own courses.

3.4 Certification

The Training Center offers a certification program. For standard courses, ViewRay undertakes to ensure that at least one certified service engineer is trained at its own cost for each COMPONENT type.

Courses with content individually agreed at the request of ViewRay may not participate in the certification program.

3.5 Obligation to secrecy

All information about which knowledge is acquired due to participation in the training courses (even if this is through notice boards or orally from other course participants), which a third party can reasonably believe to be confidential or which is marked or described as confidential, as well as any information and documentation provided according to this Annex 3, shall be treated by ViewRay and its Certified Service Organizations as confidential and may not be handed over or made available to any other third party.

The information contained in the training courses and the information and documentation provided according to this Annex 3 may only be used for servicing the COMPONENTS purchased from Siemens Healthcare under the OEM Supply Agreement. ViewRay agrees that only its or its Certified Service Organizations' employees and/or consultants, as the case may be, who need to know that information servicing the COMPONENTS may use that information and that these employees and/or consultants, as the case may be, are bound to confidentiality either by their employment contract, consulting agreement or otherwise in writing.

4 Service software

The annual license fee for the use of Service Software (level 7) is 2000 € per system per year (nondiscountable). The license generation is handled for each installed ViewRay product via the local SIEMENS Healthcare service organization. ViewRay or its Certified Service Organizations may order a license key for a specific system at the respective local Siemens Affiliate; the license key will be valid for a period of one year. Such license key shall be treated strictly confidential. Subject to the payment of the above-mentioned license fee and subject to compliance with this Agreement and the license terms agreed in Exhibit 1 to this Annex 3, ViewRay or its Certified Service Organizations shall be entitled to use the Service Software for servicing the COMPONENTS. The Service Software is proprietary software of SIEMENS Healthcare and except for the limited licenses granted herein, no further rights are granted to ViewRay and/or its Certified Service Organizations; SIEMENS Healthcare owns all copyrights to such software.

For ViewRay products installations outside of USA:

As a prerequisite for the generation of the license key, ViewRay has to provide delivery information to the Data Clearing group of SIEMENS Healthcare (see chap. 8 Contacts):

•system material number (7107696)

•serial number (18001- 18199)

•country and product location

5 Service support

5.1 Hotline support

Hotline support is provided by Siemens Healthcare Headquarter support center for the COMPONENTS delivered under the OEM Supply Agreement only.

5.2 On-site service

On-site service by the regional Siemens Affiliate (local SIEMENS Healthcare service organization) is not supported.

6 Service parts and auxiliary tools

6.1 Definition

Service parts and auxiliary tools are parts and tools required for repair, for installation, adjustments, preventive maintenance or troubleshooting. Auxiliary tools are not considered to be part of the

COMPONENT delivery according to the OEM Supply Agreement and shall be supplied in accordance with Section 6.2 of this agreement.

6.2 Terms and conditions of ordering and supply

Service parts and auxiliary tools should be procured via the local SIEMENS Healthcare service organization. The price for service parts and auxiliary tools is based on the actual Customer List Price (CLP) or Repair CLP with 35% discount.

Auxiliary tools can also be provided to ViewRay or its Certified Service Organizations via the local Siemens Healthcare service organization for a limited period of time, based on an individual rental agreement.

Also warranty returns shall be handled via the local Siemens Affiliate (local SIEMENS Healthcare service organization).

7 Processing of field updates

Due to product responsibility/ liability reasons, ViewRay products are not addressed via the SIEMENS Healthcare update process. Therefore ViewRay remains responsible for the performance of updates or upgrades of its products.

8 Contacts

8.1SIEMENS Healthcare addresses:

Postal address

Siemens Healthcare GmbH

Customer Services HC CX CS MR

P. O. Box 3260

D-91050 Erlangen

Business address:

Allee am Röthelheimpark 6

D-91052 Erlangen

8.2 SIEMENS Healthcare contacts for general service-related issues:

Siemens Healthcare GmbH Customer Services HC CX CS MR

Christiane Bernhardt

Tel.: +49 (9131) 84-6243

Christiane.Bernhardt@siemens.com

8.3 Data Clearing Group:

Data Clearing Group HC CX CS PS

E-mail: ivk-clearinq.healthcare@siemens.com

8.4 SIEMENS Healthcare Training Center:

Siemens Healthcare GmbH

Training Center HC CX CS TCI

Allee am Roethelheimpark 3

91052 Erlangen

Tel.: +49 (9131) 84-6410

E-mail: Admin.TC@med.siemens.de

8.5 SIEMENS Healthcare support department:

Siemens Healthcare GmbH

Headquarter Support Center MR

Tel.: +49 (9191) 84-8080 (HSC phone codes: 14 for MR and 1 for Technical Support) wscshscmr.healthcare@siemens.com

8.6 ViewRay addresses

ViewRay Incorporated Headquarters

2 Thermo Fisher Way

Oakwood Village, Ohio 44146, USA

Phone: +1 (440) 703-3210

Fax: +1 (800) 417-3459

ViewRay Incorporated West Coast Office

815 E Middlefield Rd

Mountain View, CA 94043, USA

Phone: +1 (650) 252-0920

8.7 ViewRay contact for general service-related topics:

ViewRay Incorporated

Customer Services

Akikazu Hirota

Phone: +1 (650) 252-0946

ahirota@viewray.com

Exhibit 1: General Terms and Conditions for use of Service Software

These General Terms and Conditions apply to the use of the Service Software which will be activated by the license key provided by Siemens Healthcare GmbH or its Affiliates to ViewRay or its Certified Service Organizations. ViewRay and its local entities represent and warrant that ViewRay's or ViewRay's Certified Service Organizations' employees and/or contractors shall be the sole users of the Service Software and shall use the Service Software only for the purposes of performing services on the COMPONENTS and according to the license set forth in Section 3 below.

1. Definition

The term "Siemens Service Software" shall mean any software programs, documentation, the medium on which such software programs or documentation is recorded and any other maintenance or diagnostic tools which are used or are useful for assembling, installing, adjusting or calibrating the COMPONENTS.

2. Term of License

The license granted herein for a set of Siemens Service Software shall be for a period of one year from receipt by ViewRay or the Certified Service Organization of the license key from Siemens (the "Term") and will terminate automatically upon the earlier of (i) ViewRay or its Certified Service Organization ceasing to service the COMPONENTS or (ii) termination or expiration of the license key in accordance with the terms of this agreement. Siemens may terminate a license for a set of Siemens Service Software upon written notice to ViewRay or its Certified Service Organization, effective immediately, if (i) the Siemens Service Software or any portion thereof becomes the subject of a claim of patent, copyright or other intellectual property right infringement; or (iii) ViewRay or its Certified Service Organization attempts to assign a license, this Agreement or any rights or obligations hereunder without Siemens' prior written consent; or (iv) publishes any Siemens service keys or passwords or buys service keys or passwords from resources not authorized by Siemens. Notwithstanding the foregoing, Siemens may also terminate the license in the event ViewRay or its Certified Service Organization (x) fails to make any payment due to Siemens hereunder or (y) fails to comply with any of the other terms and conditions of this Agreement, in each case, within 30 days after receipt of written notice from Siemens describing the breach (e.g., failure to pay or failure to comply with the terms of this agreement).

Notice of termination of any license for a set of Siemens Service Software will be notice of termination of the license to use the set of Siemens Service Software on the related COMPONENT.

No portion of the license fee will be refunded to ViewRay or its Certified Service Organization in the event of termination of the license.

The provisions of Sections 3 paragraph 4, 5, 6 and 10 shall survive any termination or expiration of the license.

3. License

(1)

Subject to the terms set forth herein, Siemens grants to ViewRay or its Certified Service Organization, solely for ViewRay's or its Certified Service Organizations' own use, a fully paid up, non-exclusive, non-transferable license limited to the Term set forth herein to use in the country where the COMPONENTS is located the ordered set of Siemens Service Software associated with the related unit of COMPONENTS for the purpose of assembling, installing, adjusting and calibrating the COMPONENTS. The license shall only include the right to use the Siemens Service Software for the purpose of performing maintenance services described herein; the Siemens Service Software may not be used for any other purpose.

(2)

A separate license is required for each unit of COMPONENT on which a set of Siemens Service Software will be used. A set of Siemens Service Software may only be used on the related COMPONENT and cannot be transferred by any means to or used with any other equipment. ViewRay and its Certified Service Organization is responsible for determining the appropriate use and establishing the limitations of the Siemens Service Software as well as the results obtained by the use thereof.

(3)

ViewRay and its local entity may not make any copies of the software programs contained in the Siemens Service Software, unless this is permitted explicitly by the applicable law. ViewRay and its Certified Service Organizations shall not use Siemens Service Software, in whole or in part, except as expressly authorized in this Agreement.

(4)

In any case of unauthorized use of any Siemens Service Software by ViewRay or its Certified Service Organization, especially by means of using a service key not supplied by Siemens, ViewRay and its Certified Service Organization shall incur a penalty of € 17600 to be paid to Siemens for each case of unauthorized use. Service keys not provided by Siemens are illegally created software service keys without Siemens authorization.

(5)

Siemens may use all suggestions, modifications and improvements, whether written or oral, machine-readable or otherwise, furnished to Siemens by ViewRay or its Certified Service Organization in reports or otherwise in connection with the license granted herein, and ViewRay and its Certified Service Organization grant to Siemens an unrestricted, worldwide, irrevocable, royalty-free license, and the right to sublicense to others and to authorize others to grant sublicenses, to include such suggestions, modifications and improvements in any program, document or other product or service of Siemens.

(6)

This Agreement and the licenses herein only grant to ViewRay or its Certified Service Organization the right to use the Siemens Service Software on the related COMPONENT. Siemens shall have no obligation under this Agreement to provide an updated, improved or otherwise modified version of any software documentation unless Siemens makes material changes to the Siemens Service Software.

4.Independent Contractor

It is understood and agreed that the ViewRay and its Certified Service Organization is an independent contractor and not an agent of Siemens, and is fully responsible for its own actions, including, without limitation, those in connection with the assembly, installation, adjustment and calibration of the COMPONENT. Siemens shall in no event be responsible for any of actions or ViewRay or its local entity, and ViewRay and its Certified Service Organization agrees not to represent or imply to any third party that it is an authorized service representative of Siemens. ViewRay and its local entity shall be fully responsible for all legal and regulatory compliance related to maintenance and service of the COMPONENT.

5.Indemnification

It is understood that ViewRay and its Certified Service Organization shall be utilizing the Siemens Service Software solely for the purposes described above in Section 3. It is also understood that Siemens has a substantial investment in its products, its proprietary information, the Siemens trade name and trademarks, and the quality reputation of such trade name and trademarks. Therefore, both Siemens and its suppliers are substantially at risk in the event that Siemens' equipment is subjected to improper or negligent assembly, installation, adjustment, calibration, maintenance or service.

ViewRay and its Certified Service Organization agrees to indemnify and hold Siemens (and its officers, directors, employees and agents) harmless from any claims, losses, liabilities, damages, costs, penalties, fines and expenses, including, without limitation, reasonable attorneys' fees, finally awarded for personal injuries or property damage arising directly or indirectly as a result of the use of the Siemens Service Software or failure to properly maintain or service the related equipment, except to the extent such injuries or damage arise from the negligent or willful act or omission of

Siemens herein, its officers, directors, employees or agents.

6.Payment; Communication

Any license fee applicable to each set of Service Software licensed hereunder is specified Annex 3 to the OEM Supply Agreement (subject to changes as provided below) and shall be paid by ViewRay and its Certified Service Organization in Euro. The license right as set forth in article 3 of this Exhibit 1 is subject to the licensee fee payment being fully received by Siemens.

ViewRay and its Certified Service Organization shall pay to Siemens the license fees when invoiced. License fees may be invoiced in advance of the applicable term. Payment is due thirty

(30) days from date of invoice.

All notices under this Agreement and all communications between ViewRay and its Certified

Service Organization and Siemens will be made or given by mailing same to ViewRay and its Certified Service Organization or Siemens, as the case may be, at the addresses indicated in Annex 3 to the OEM Supply Agreement or to such other address as the receiving party may designate by written notice to the transmitting party.

Taxes

ViewRay and its Certified Service Organization agrees to pay Siemens an amount equal to all taxes, charges or assessments incident to the ownership, use, operation, or licensing of the Siemens Service Software, exclusive of franchise taxes or taxes based on Siemens' net income. Tax payments shall be due at the same time as the payment set forth under Section 6.

8. Title

For the avoidance of doubt: Title to the Siemens Service Software and all copies, in any form, is and will remain in Siemens at all times. ViewRay and its Certified Service Organization has no right, title or interest in the Siemens Service Software beyond the license to ViewRay or its Certified Service Organization stated in this Agreement. ViewRay and its Certified Service Organization has the obligation of securing and safekeeping the Siemens Service Software for Siemens. Siemens may affix and require ViewRay and its Certified Service Organization to affix labels, notices, or other markings to the Siemens Service Software stating that same is owned by Siemens, and ViewRay and its Certified Service Organization agrees not to remove or alter same, nor to permit others to do so.

ViewRay and its Certified Service Organization agrees that, subject to equipment owner's reasonable security procedures, Siemens shall have access to the Siemens Service Software at reasonable times and that Siemens may take immediate possession thereof upon termination or expiration of the associated license.

9. Delivery of Service Key

The Service Key to the Siemens Service Software shall be delivered to ViewRay or its Certified Service Organization by email to the email address upon receipt of the full license fee as set forth above in Section 6 and any applicable taxes to be paid by ViewRay and its Certified Service

Organization as set forth under Section 7 by Siemens.

10. Protection and Security of Siemens Service Software

ViewRay and its Certified Service Organization shall not distribute or otherwise transfer any Siemens Service Software to any other party, including other licensees of the Siemens Service Software, without Siemens' prior written consent.

ViewRay and its Certified Service Organization shall not provide or otherwise make available any Siemens Service Software, in any form, without Siemens' prior written consent except to their employees and Siemens' employees.

ViewRay and its Certified Service Organization shall ensure, prior to transferring or disposing of any program medium, computer memory or data storage apparatus that Siemens Service Software contained thereon have been erased or otherwise destroyed.

ViewRay and its Certified Service Organization shall hold in strict confidence all Siemens Service Software and related Service Software Keys. ViewRay and its Certified Service Organization shall make no disclosure thereof to anyone, except to their respective employees and Siemens employees who have a need to know such information for purposes specifically related to ViewRay and its Certified Service Organization authorized use of the Siemens Service Software, without Siemens' prior written consent.

ViewRay and its Certified Service Organization shall ensure that all persons having access to any Siemens Service Software comply with the terms and conditions of this Agreement.

ViewRay and its Certified Service Organization shall take appropriate action, by instruction, agreement or otherwise, with any persons permitted access to Siemens Service Software so as to enable them to satisfy their obligations under this Agreement.

ViewRay and its Certified Service Organization will reasonably cooperate with Siemens, at Siemens' cost, so as to enable Siemens to enforce its proprietary and property rights in the

Siemens Service Software.

11. Return or Disposition of Siemens Service Software

On the effective date of termination of any license granted hereunder, the License Key as furnished by Siemens to ViewRay or its Certified Service Organization shall expire.

12.Patents and Copyrights

Siemens shall defend ViewRay or its Certified Service Organization against any third-party claim that a set of Siemens Service Software infringes the third party's patent or copyright, including mask works, and Siemens shall pay resulting costs, damages and reasonable attorneys' fees finally awarded, provided that: (i) ViewRay and its Certified Service Organization promptly notify Siemens in writing of the claim, and (ii) ViewRay and its Certified Service Organization fully cooperate with Siemens, at Siemens' expense, and Siemens has sole control of the defense and all related settlement negotiations.

Siemens' obligation under this section is conditioned on ViewRay's and its Certified Service Organization's agreement that if a set of Siemens Service Software, or the use thereof, becomes, or in Siemens' opinion is likely to become, the subject of such a claim, ViewRay and its Certified Service Organization shall permit Siemens, at Siemens' option and expense, either to: (i) procure the right for ViewRay or its Certified Service Organization to continue using the Siemens Service Software; or (ii) replace or modify the same so that it becomes non-infringing; and if neither of the foregoing alternatives is available on terms which are reasonable in Siemens' judgment, (iii) Siemens may remove such Siemens Service Software and refund the license fees paid by ViewRay and/or its Certified Service Organization for such Siemens Service Software. ViewRay and its Certified Service Organization shall discontinue use of or return the Siemens Service Software upon written request by Siemens Except as otherwise provided herein, Siemens shall have no liability for any claim based upon or any damages attributable to the: (i) use of other than an unaltered current release of the Siemens Service Software, if such claim or damage would have been avoided by use of an unaltered current release of the Siemens Service Software; (ji) use of the Siemens Service Software in other than the specified operation environment, if such claim or damage would have been avoided by use of the Siemens Service Software in the specified operating environment; or (iii) combination, operation or use of the Siemens Service Software supplied hereunder with programs or data not supplied by Siemens, if such claim or damage would have been avoided by the absence of such programs or data, unless ViewRay or its Certified Service Organization informed Siemens of such combination, operation or use and Siemens agreed to such use.

The forgoing states the entire obligation and liability of Siemens with respect to infringement of patents, copyrights or other proprietary rights.

13. Warranties

ViewRay and its Certified Service Organization acknowledge that the Siemens Service Software is of such complexity that it may have inherent or latent defects. Siemens does not warrant that the functions contained in any Siemens Service Software will meet ViewRay's or its Certified Service Organization's requirements or that the operation or use of the Siemens Service Software will be uninterrupted or error-free or that any defects therein will be corrected.

In the event any warranty service which is requested by ViewRay or its Certified Service Organization is determined by Siemens to have been solely due to the negligent use of the Siemens Service Software, then ViewRay and its Certified Service Organization must pay Siemens for the warranty service on a time and materials basis.

ALL SIEMENS SERVICE SOFTWARE ARE PROVIDED ON AN "AS IS" BASIS. SIEMENS DOES NOT GUARANTEE SIEMENS SERVICE SOFTWARE RESULTS OR REPRESENT OR WARRANT THAT ALL PROBLEMS IN THE EQUIPMENT WILL BE DETECTED OR CORRECTED THROUGH THE USE OF THE SIEMENS SERVICE SOFTWARE. THERE ARE NO WARRANTIES OF ANY KIND FROM SIEMENS OR ITS SUPPLIERS, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, FOR ANY PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

14.Limitation of Remedies

Siemens' entire liability and the exclusive remedy for any claim concerning performance or nonperformance by Siemens under this Agreement will be for ViewRay or its Certified Service Organization to recover its actual damages up to the limits set forth below in this section.

Siemens' liability for damages for any cause whatsoever regardless of the form of action, whether in contract or in tort, including negligence, concerning performance or nonperformance by Siemens under this Agreement, will be limited to the aggregate license fees received by Siemens from ViewRay and its Certified Service Organization during the Term of this Agreement. This limitation of liability will not apply to claims for personal injury caused by Siemens' negligence.

SUBJECT TO THE ABOVE, VIE-WRAY AND ITS CERTIFIED SERVICE ORGANIZATION

UNDERSTAND AND AGREE THAT SIEMENS AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY DAMAGE WHICH MAY RESULT FROM USE OF THE SIEMENS SERVICE SOFTWARE. IN NO EVENT WILL SIEMENS OR ITS SUPPLIERS BE LIABLE FOR ANY DAMAGES CAUSED BY VIE-WRAY'S AND ITS CERTIFIED SERVICE ORGANIZATIONS NEGLIGENCE, WILLFUL MISCONDUCT, MALFEASANCE OR FAILURE TO PERFORM VIE-WRAY'S OR ITS CERTIFIED SERVICE ORGANIZATION'S RESPONSIBILITIES, OR FOR ANY LOSS OF PROGRAMS, DATA, REVENUE, PROFITS OR SAVINGS, OR FOR ANY

SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SIEMENS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM AGAINST VIE-WRAY'S AND ITS CERTIFIED SERVICE ORGANIZATION'S BY ANY OTHER PARTY, EXCEPT AS PROVIDED IN SECTION 12 (ENTITLED "PATENTS AND COPYRIGHTS").

15.Force Majeure

Siemens will not be liable to ViewRay's and its Certified Service Organization's for any failure to fulfill Siemens obligations under this Agreement due to strikes, riots, war and natural disasters or other causes beyond its reasonable control.

16. Territorial Limitation and Export Control

Siemens' obligations under this Agreement are limited to the country where the COMPONENT is located, and the Service Software provided under this Agreement is to be used only in that country.

ViewRay's and its Certified Service Organization's shall not export, directly or indirectly, any program, documentation, technical data, information or materials acquired under this Agreement in contravention of any of the export control laws of the United States, the EU or other country or regulations of any government agency in the territory as just described. ViewRay's and its Certified

Service Organization's shall obtain Siemens' prior written consent before any such export.